SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG HOUSTON LONDON FOUNDED 1866	LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

Exhibit 23.01

CONSENT OF COUNSEL

We hereby consent to all references to our firm under the captions “Federal Income Tax Aspects” and “Certain Legal Matters” in this Post-Effective Amendment No.1 to the Registration Statement, as filed with the United States Securities and Exchange Commission on or about April 12, 2013, and the related Prospectus of Superfund Gold, L.P.

/s/ Sidley Austin LLP

April 12, 2013

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships